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                                                                                                        ____________________________
                                                                                                                OMB APPROVAL
FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                          ____________________________
                                           WASHINGTON, D.C. 20549                                       OMB Number:        3235-0287
[ ] CHECK THIS BOX IF NO                                                                                Expires:    January 31, 2005
    LONGER SUBJECT TO           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                            Estimated average burden
    SECTION 16. FORM 4                                                                                  hours per response.......0.5
    OR FORM 5 OBLIGATIONS                                                                               ____________________________
    MAY CONTINUE. SEE
    INSTRUCTION 1(b).

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
____________________________________________________________________________________________________________________________________

1.  Name and Address of        2.  Issuer Name AND Ticker                            6.  Relationship of Reporting Person(s) to
    Reporting Person*              or Trading Symbol                                     Issuer (Check all applicable)

Flynn    Philip   B.           UnionBanCal Corporation "UB"                          ____Director                 ____10% Owner
_________________________________________________________________________________
(Last)  (First)  (Middle)      3.  I.R.S. Identification     4.  Statement for        X
                                   Number of Reporting           Month/Day/Year      ____Officer (give            ____Other (specify
c/o UnionBanCal Corporation        Person, if an entity                                   title below)                title below)
445 S. Figueroa Street             (voluntary)
___________________________                                      October 24, 2002    Executive Vice President & Chief Credit Officer
        (Street)                                             _______________________________________________________________________
                                                             5. If Amendment,        7.  Individual or Joint/Group Filing
Los Angeles, California 90071                                   Date of Original        (Check Applicable Line)
_____________________________                                   (Month/Day/Year)      X
(City)      (State)   (Zip)                                                          ___Form filed by One Reporting Person

                                                                                     ___Form filed by More than One Reporting Person
____________________________________________________________________________________________________________________________________

                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
____________________________________________________________________________________________________________________________________

1. Title of       2. Trans-   2A. Deemed        3. Transaction   4. Securities       5. Amount of       6. Ownership  7. Nature of
   Security          action       Execution        Code             Acquired (A)        Securities         Form:         Indirect
   (Instr. 3)        Date         Date, if         (Instr. 8)       or Disposed         Beneficially       Direct(D)     Beneficial
                    (Month/       any (Month/                       of (D)              Owned Following    or            Ownership
                     Day/         Day/Year)                         (Instr. 3, 4        Reported           Indirect      (Instr. 4)
                     Year)                                          and 5)              Transaction(s)     (I)
                                                ____________________________________    (Instr. 3 and 4)   (Instr. 4)

                                                   Code      V   Amount (A) or Price
                                                                        (D)
____________________________________________________________________________________________________________________________________
Common Stock        10/24/02                        S            1,000   D    $42.69      8,365               I         by trust (1)
____________________________________________________________________________________________________________________________________
Common Stock                                                                              3,865.5162          I        by 401(k) (2)
____________________________________________________________________________________________________________________________________
Common Stock                                                                             18,225               D
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (9-02)


           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                             TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

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FORM 4 (CONTINUED)                          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

____________________________________________________________________________________________________________________________________

1. Title of Derivative   2. Conver-    3. Trans-   3A. Deemed     4. Trans-    5. Number of      6. Date Exer-     7. Title and
    Security                sion or       action       Execution     action       Derivative        cisable and       Amount of
    (Instr. 3)              Exercise      Date         Date, if      Code         Securities        Expiration        Underlying
                            Price of      (Month/      any           (Instr.      Acquired (A)      Date              Securities
                            Deri-         Day/         (Month/       8)           or Disposed       (Month/Day/       (Instr. 3
                            vative        Year)        Day/Year)                  of (D)            Year)             and 4)
                            Security                                              (Instr. 3,4
                                                                                  and 5)
                                                                  __________________________________________________________________
                                                                  Code    V     (A)      (D)     Date     Expi-    Title  Amount
                                                                                                 Exer-    ration          or
                                                                                                 cisable  Date            Number
                                                                                                                          of
                                                                                                                          Shares
____________________________________________________________________________________________________________________________________
Balance of all
Non-
Qualified
Stock Options
granted
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________


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

8. Price      9. Number        10. Owner-        11. Nature
   of            of deriv-         ship              of
   Deriv-        ative             Form of           Indirect
   ative         Securities        Deriv-            Benefi-
   Security      Bene-             ative             cial
   (Instr.       ficially          Security:         Owner-
   5)            Owned             Direct            ship
                 Following         (D) or            (Instr.4)
                 Reported          Indirect
                 Transaction(s)    (I)
                 (Instr. 4)        (Instr. 4)
______________________________________________________________



                   110,500           D
______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________


EXPLANATION OF RESPONSES:
  (1)  The Flynn Family Trust.
  (2)  Shares held in the Union Bank of California 401(k) Plan as of 9/30/02.



**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                                            /s/ PHILIP B. FLYNN                            10/24/02
                                                                            ________________________________________________________
                                                                            **Signature of Reporting Person                Date



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB Number.                               Page 2

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